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                                                               Exhibit EX-99.h.2

                  REGULATORY ADMINISTRATION SERVICES AGREEMENT
                  --------------------------------------------

     THIS AGREEMENT is made as of June 1, 2003 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and THE RBB FUND, INC. a Maryland corporation (the "Fund").

                                   WITNESSETH:

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain PFPC to provide regulatory administration services to certain of the Fund's portfolios set forth on Schedule A hereto, as such Schedule may be amended from time to time, (each a "Portfolio") and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.   Definitions. As used in this Agreement:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d)  "CEA" means the Commodities Exchange Act, as amended.

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     (e)  "Oral Instructions" mean oral instructions received by PFPC from an
          Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (f)  "SEC" means the Securities and Exchange Commission.

     (g) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (h) "Shares" mean the shares of beneficial interest of any class of the Portfolio.

     (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to provide regulatory administration services to the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

     (a) at PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Directors, approving the appointment of PFPC or its affiliates to provide services to the Portfolios and approving this Agreement;

     (b)  a copy of the Fund's most recent effective registration statement;

     (c)  a copy of each Portfolio's advisory agreement or agreements;

     (d) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

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     (e)  a copy of each additional administration agreement with respect to a
          Portfolio;

     (f) a copy of each distribution and/or shareholder servicing plan and agreement made in respect of the Fund or a Portfolio; and

     (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4.   Compliance with Rules and Regulations.

     PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.

5.   Instructions.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business

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     (d)  on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

6.   Right to Receive Advice.

     (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost (unless, given the matter in question, the parties agree that such cost is properly that of the Fund) from counsel of its own choosing (who may be counsel for the Fund, a Portfolio's investment adviser or PFPC, at the option of PFPC).

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. In the event PFPC so relies on the advice of counsel, PFPC remains responsible for any action or omission on the part of PFPC in carrying out such advice which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7.   Records; Visits.

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     (a)  The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

     (b) PFPC shall keep all books and records as PFPC is required to maintain pursuant to Rule 31 a-I of the 1940 Act in connection with the services provided hereunder.

8. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets,

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     whether or not patentable or copyrightable; (d) information required to be protected pursuant to the provisions of Regulation S-P; and (e) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it does not violate the provision of Regulation S-P and: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party. Notwithstanding the foregoing, Confidential Information disclosed by a Party pursuant to either provision
     (e) or (f) of the foregoing sentence shall otherwise remain subject to the confidentiality provisions of this Agreement, except to the extent that other exceptions are applicable to such information.

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases (excluding the underlying data), computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

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10.  Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of the Portfolios, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

12.  Responsibility of PFPC.

     (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund or a Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (b) Notwithstanding anything in this Agreement to the contrary provided that PFPC has acted in accordance with the standard of care set forth above, (i) PFPC shall

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          not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

     (c) Any claims (including the filing of suit or, if applicable, commencement of arbitration proceedings) must be asserted by a party against the other party or any of its affiliates within 24 months after it became aware of the claim or such party's Board of Directors/Trustees is informed of specific facts that should have alerted it that a basis for such a claim might exist.

     (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (e) The provisions of this Section 12 shall survive termination of this Agreement.

13.  Description of Regulatory Administration Services on a Continuous
     Basis.

     PFPC will perform the following regulatory administrative services with respect to the Portfolios:

     (i) Prepare and coordinate with the Fund's counsel the annual Post-Effective Amendments (other than Post-Effective Amendments that add a new series or

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            class which are extra services that may be provided as mutually agreed from time to time) and supplements to the Fund's Registration Statement, and coordinate

     (ii)   with the Fund's financial printer to file with the SEC;

     (iii) Assist in the preparation for and coordination of Annual or Special Meetings of Shareholders, including the drafting of routine proxy statements;

     (iv) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board;

     (v) File the Fund's fidelity bond with the SEC; monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

     (vi) Draft agendas and resolutions for quarterly and special (other than items related to adding a new series or class which are extra services that may be provided as mutually agreed to from time to time) Board and committee meetings, and draft written consents of the Board;

     (vii)  Coordinate the preparation, assembly and mailing of Board materials;

     (viii) Attend Board and committee meetings (and make presentations at such meetings as requested) and draft minutes thereof;

     (ix) Maintain the Fund's corporate calendar to assure compliance with various SEC filing and Board approval deadlines;

     (x) Assist the Fund in the handling of routine SEC examinations and responses thereto;

     (xi)   Maintain the Fund's files;

     (xii)  Provide periodic updates on recent regulatory events;

     (xiii) Mail to appropriate parties the personal securities transaction quarterly reporting forms under the Fund's Code of Ethics pursuant to Rule 17j-1 under the 1940 Act;

     (xiv) File with the SEC the annual notice of securities sold on Form 24f-2 for each Portfolio other than the Money Market Portfolio (because such services are provided to the Money Market Portfolio pursuant to a Delegation Agreement dated as of July 29, 1998 among the Fund, PFPC and BlackRock Investment Management Corporation);

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     (xv)   Draft Form N-CSRs and coordinate, with the assistance of Fund counsel, compliance with new SEC rules and regulations;

     (xvi) Serve as initial contact for each of the Fund's advisers for research and compliance matters; and

     (xvii) Address and conduct research on routine Fund and Board regulatory and compliance matters.

14.  Description of Special Regulatory Administration Services.

     At the Fund's request, PFPC will perform the following special regulatory administration services for such additional fee or fees as may be agreed to in writing by the Fund and PFPC or, with respect to Section 14(iii) below, by the investment adviser or sponsor of the new portfolio(s) or class(es) and PFPC:

     (i)    Draft non-routine proxy statements;

     (ii)   Draft Form N-14s;

     (iii) Provide the following "start up services" for new portfolios/classes:

            (a) Prepare and coordinate with the Fund's counsel the Post-Effective Amendment to the Fund's Registration Statement, and coordinate with the Fund's financial printer to file with the SEC;
            (b) Draft agenda, resolutions and minutes for organizational Board meeting;
            (c) Coordinate the preparation, assembly and mailing of organizational Board materials; and
            (d) Attend organizational Board meeting (and make presentations at such meeting as requested).

     PFPC may also perform other special regulatory administration services for such additional fee or fees as may be agreed to in writing by the Fund and PFPC.

15. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting

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     and administration services agent(s) (and any other service provider(s)), and all reasonable and directly related trailing expenses incurred by PFPC, will be borne by the Fund.

16. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention:
     Edward J. Roach; with a copy to Michael P. Malloy, Drinker Biddle & Reath LLP, One Logan Square, 18/th/ & Cherry Streets, Philadelphia, Pennsylvania 19103 or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided, that (i) PFPC gives the Fund 30 days prior written notice of such assignment, (ii) the assignee or delegate agrees to comply with the relevant provisions of the 1940 Act, and (iii) PFPC and such assignee or delegate promptly provides such information as the Fund may reasonably request and respond to such questions as the Fund may reasonably ask,

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     relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate).

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.  Miscellaneous.

     (a) Notwithstanding anything in this Agreement to the contrary, unless required by applicable law or regulation, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the

     (b) obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

     (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

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     (d)  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.


                                        By: /s/ Neal J.Andrews
                                           -------------------------------------
                                           Neal J.Andrews

                                        Title: SVP


                                        THE RBB FUND, INC.


                                        By: /s/  Edward J.Roach
                                           ------------------------------------
                                           Edward J.Roach

                                        Title: THE RBB FUND, INC.
                                                 EDWARD J. ROACH
                                               PRESIDENT & TREASURER


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                                   SCHEDULE A

List of Portfolios

     Money Market Portfolio

     Baker 500 Growth Fund
     Bogle Investment Management Small Cap Growth Fund

     Boston Partners Large Cap Value Fund
     Boston Partners Mid Cap Value Fund
     Boston Partners All-Cap Fund
     Boston Partners Small Cap Value Fund II (formerly the Micro Cap Value Fund) Boston Partners Long/Short Equity Fund (formerly the Market Neutral Fund)

     n/i Growth Fund
     n/i Mid Cap Fund (formerly the n/i Growth & Value Fund) n/i Emerging Growth Fund (formerly the n/i Micro Cap Fund) n/i Small Cap Value Fund

     Schneider Small Cap Value Fund
     Schneider Value Fund

     Institutional Liquidity Fund for Credit Unions

     Liquidity Fund for Credit Union Members

Dated as of June 1, 2003